EXHIBIT 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun	Holly Moltane
	SVP — Chief Financial Officer	Director of External Financial Reporting
	(248) 204-8178	(248) 204-8590

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES AMENDMENT TO ITS CREDIT AGREEMENT
SOUTHFIELD, MICHIGAN
April 11, 2007
Meadowbrook Insurance Group, Inc. (NYSE—MIG) announced today that it has signed an amendment to its revolving credit agreement with its bank. As part of this amendment, Meadowbrook’s bank agreed to extend the term to September 30, 2010, to increase the available borrowings up to $35.0 million and to reduce the variable interest rate basis to a range between 75 to 175 basis points above LIBOR from a range between 125 to 175 basis points above LIBOR.
Commenting on the Company’s credit facility, Meadowbrook’s President and Chief Executive Officer, Robert S. Cubbin, stated: “We value our long-term relationship with our bank and are pleased with the economic terms. This facility supports our short-term capital needs which include general corporate purposes, select acquisitions, and other capital strategies.”
About Meadowbrook Insurance Group
A leader in the alternative risk market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, brokers, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company’s most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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